DATED: 19 JULY 2018

DEED OF SETTLEMENT AND RELEASE
MICHAEL BELFATTI
AND
GREENLIGHT CAPITAL RE, LTD.
AND
GREENLIGHT REINSURANCE, LTD.

DEED OF SETTLEMENT AND RELEASE
This Deed of Settlement and Release is made the 19th day of July 2018
BETWEEN:
(1)    MICHAEL BELFATTI of Grand Cayman (“Mr Belfatti”);
(2)    GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207, Camana Bay
PO BOX 31110
Grand Cayman KY1-1205
CAYMAN ISLANDS
(“Capital”)
(3)    GREENLIGHT REINSURANCE, LTD.
65 Market Street, Suite 1207, Camana Bay
PO BOX 31110
Grand Cayman KY1-1205
CAYMAN ISLANDS
(“Reinsurance”)
(Each a “Party” and together “the Parties”)
WHEREAS:

(A)	Mr Belfatti is employed by Capital and Reinsurance (together the “Employers”) as Chief Operating Officer pursuant to a contract of employment dated 15 August 2017 (“the Employment”);

(B)	The Parties have agreed to terminate the Employment by mutual consent effective 1 September 2018 (the “Termination Date”);

(C)
Mr Belfatti has agreed to resign, effective on the Termination Date, as an officer of, and from the Boards of Directors of any of Capital’s and Reinsurance’s direct or indirect subsidiaries and affiliates on which he serves;

(D)
The Parties have agreed that in connection with the termination of Mr Belfatti’s employment he will receive the termination payments set forth on Schedule 1 hereto subject to the satisfaction of the conditions set forth in this Deed, including Schedule 1;

(E)
The Parties now wish to settle all matters between them and have agreed to a full and final settlement on the terms and conditions contained in this Deed and have agreed to enter into this Deed in consideration of the mutual covenants and other valuable consideration set out below:

IT IS NOW AGREED AND THIS DEED WITNESSES AS FOLLOWS:
1.DEFINITIONS

1.1	In this Deed, unless otherwise indicated, the following expressions shall bear the following meanings:

(a)	“Contract of Employment” shall mean the Employment Agreement dated 15 August 2017.

(b)
“Claims” means all matters and disputes between Mr Belfatti and the Employers arising from or related to the Employment or the termination of the Employment whether known or unknown as at the date of execution of this Deed including but not limited to:

(i)	Actions, causes of action, claims, covenants, contracts and/or controversies of whatsoever character howsoever arising whether in law, equity or otherwise;

(ii)	Unfair dismissal pursuant to part VII of the Labour Law (2011 Revision) (the “Labour Law”);

(iii)	Severance pay pursuant to part V of the Labour Law;

(iv)
Wrongful dismissal in respect of the Employment whether by reason of the provisions in respect of notice of termination provided in the Contract of Employment or to which the Employee is entitled pursuant to Part I of the Labour Law or otherwise;

(v)
Contractual entitlement in respect of salary, commission, accrued holiday pay, overtime, severance, other benefits or otherwise arising out of or in connection with the Contract of Employment and/or the Employment, including for the avoidance of doubt any discretionary bonus; and

(vi)	Discrimination howsoever arising or of any nature.

(c)	References to recitals and clauses are references to the recitals to and clauses of this Deed and references to this Deed shall include Schedule 1 to the Deed;

(d)	Headings to clauses and the use of bold type are for convenience only and shall not affect the interpretation or construction of this Deed; and

(e)	Words in the singular include the plural and vice versa.

1.2
Should any provision of this Deed require interpretation it is agreed by the Parties that such interpretation shall not be subject to a presumption that the document is to be construed more strictly against the party who prepared the Deed.

2.    AGREEMENT AND RELEASE BY MR BELFATTI

2.1
The parties hereby agree that the Employment shall terminate by mutual consent as of the Termination Date at which time Mr Belfatti shall cease to be an employee of Capital and Reinsurance and shall resign as an officer of the Employers, including, without limitation, (i) as the Chief Operating Officer of the Employers, (ii) as an officer of any direct or indirect subsidiary or affiliate of the Employers, and (iii) from the Board of Directors (or equivalent body) of any direct or indirect subsidiary or affiliate of the Company (and any committee thereof of which Mr Belfatti is a member) effective as of the Termination Date.

2.2	Mr Belfatti hereby:

(a)
Subject to paragraph 2.3 below releases the Employers, their servants, agents, directors, officers, employees, managers, parent companies, subsidiaries, affiliates, predecessors in title, partners, equityholders, investors and representatives from all and any Claims howsoever arising;

(b)
Undertakes and covenants not to assert any Claims or commence legal proceedings in respect of any claims against the Employers, their servants, agents, directors, officers, employees, managers, parent companies, subsidiaries, affiliates, predecessors in title, partners, equityholders, investors and/or representatives at any time in any forum or any jurisdiction (including without limitation the Director of Labour, the Department of Employment Relations or a Labour Tribunal in the Cayman Islands or the Grand Court of the Cayman Islands);

(c)	Undertakes and covenants to comply with the terms of the Contract of Employment that survive its termination and acknowledges that such terms are enforceable in their entirety;

(d)
Undertakes and covenants that after the Termination Date he will reasonably cooperate with the Employers and/or any direct or indirect subsidiary or any affiliate thereof in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge, subject to reimbursement for reasonable out-of-pocket expenses incurred in connection with compliance with this provision as the Parties may reasonably agree;

(e)
Confirms and acknowledges that other than the termination payments set forth on Schedule 1 hereto the Employers, their servants, agents, directors, officers, employees, managers, parent companies, subsidiaries, affiliates, predecessors in title, partners, equityholders, investors and/or representatives do not owe him any wages, bonuses, equity compensation, sick pay, vacation pay, severance pay, notice pay, pension contribution, equity award or any other compensation or payment; and

(f)
Confirms and acknowledges that he has not suffered any known workplace injury or occupational disease and that he has not been victimised in consequence of reporting any wrongdoing relating in any way to the Employers.

2.3
Notwithstanding the provisions of paragraph 2.2 above, nothing in this Deed shall be construed to constitute a release, discharge or waiver by Mr Belfatti in respect of any termination payments expressly set forth on Schedule 1 hereto, any right of indemnification and/or contribution or directors insurance right that he may have in respect of the Employment or any benefit and/or monies earned, accrued, vested or otherwise owing pursuant to the terms of any employee benefit plan.

2.4
In the event that Mr Belfatti breaches any material provision of this Deed or pursues or encourages any claim against the Employers, their servants, agents, directors, officers, employees, managers, parent companies, subsidiaries, affiliates, predecessors in title, partners, equityholders, investors and/or representatives, he agrees to indemnify such parties for any losses suffered as a result thereof, including all reasonable legal and professional fees incurred and the Employers may cease making the termination payments set forth on Schedule 1.

2.5
In signing this Deed Mr Belfatti acknowledges that he has read and understood this Deed and has obtained or had the opportunity to obtain independent legal advice in relation thereto. Mr Belfatti further acknowledges that he signs this Deed voluntarily and understands that the Deed contains a full and final release of all Claims that he has or may have against the Employers.

3.    AGREEMENT AND RELEASE BY THE EMPLOYERS

3.1
Conditional upon Mr Belfatti (i) executing this Deed on the date hereof and re-executing this Deed on the Termination Date, if later, and (ii) complying and abiding with the terms of this Deed and subject to clause 3.2 below, the Employers:

(a)	Shall make the payments to Mr Belfatti set out in Schedule 1 hereto subject to the conditions therein; and

(b)
Hereby irrevocably and unconditionally release and forever discharge Mr Belfatti from any and all Claims of any nature and of whatsoever character which they may have against Mr Belfatti whether known or unknown occurring prior to the date of this Deed.

3.2
Notwithstanding the provisions of paragraph 3.1(b) above, nothing in this Deed shall be construed to constitute a release, discharge or waiver by the Employers of any rights or Claims against Mr Belfatti that arise (i) from Mr Belfatti’s willful misconduct or any acts (or omissions) of gross negligence in the performance of his duties for the Employers, (ii) under any restrictive covenant contained in and pursuant to the Contract of Employment or (iii) from actions occurring after the date of this Deed.

4.    NO ADMISSION

4.1	Entry into this Deed and performance of the obligations hereunder shall not constitute an admission of liability howsoever arising by any Party.
5.    ABSOLUTE BAR

5.1	This Deed may be pleaded and tendered by any Party as an absolute bar and defence to any proceeding brought in breach of the terms of this Deed.
6.    FURTHER ASSURANCES AND ACKNOWLEDGEMENTS

6.1
The Parties shall do and execute or procure to be done and executed all necessary acts, agreements, instruments, deeds, documents and things reasonably within their power to give effect to and carry out this Deed and its intents and purposes, and the Parties shall co-operate to the fullest extent practicable to that end.

6.2	No Party to this Deed will commence or maintain, or procure, assist, encourage, support or otherwise participate in the commencement or continuance of, any proceedings in respect of any Claim or Claims, except, for the avoidance of doubt, for the purpose of enforcing this Deed.
7.    WARRANTIES AND REPRESENTATIONS

7.1	Each Party hereby separately represents and warrants to the other Parties that:

(a)	it has taken all necessary actions to authorize and approve its entry into this Deed and the execution of the same;

(b)	all necessary authorizations and approvals for the performance of its obligations hereunder have been obtained and remain in force;

(c)
its entry and the performance of its obligations under this Deed will not violate any provision of its constitutive documents or any provision of any law applicable to it, nor conflict with or breach or require any consent under any agreement or instrument to which it is party or by which it is or any of its assets or properties is bound; and

(d)	this Deed has been duly executed by it and constitutes a valid and legally binding obligation which is enforceable against it in accordance with its terms.
8.    WARRANTIES CONCERNING CLAIMS

8.1	Each Party hereby separately represents and warrants to the other Parties that:

(a)
it is the sole and lawful owner of all right, title, and interest in and to each and every Claim which such Party settles herein and in respect of which a waiver, release and discharge is given under this Deed; and

(b)	it has not assigned, transferred or conveyed, or purported to assign, transfer or convey, any Claim or any rights in respect of a Claim to any person who is not a party to this Deed.
9.    CONFIDENTIALITY

9.1
The Parties to this Deed agree that the negotiations, correspondence and discussions which led to this Deed shall remain strictly confidential, unless any Party is under an applicable legal or fiduciary duty of disclosure. Any party under such a duty of disclosure with respect to this Deed shall, to the extent permitted by law, provide the other party with prior written notice of such disclosure so that the other party may take, if appropriate, steps to defend its rights under this clause. It is understood by the Parties that this Deed will be filed by Capital in a Form 8-K with the U.S. Securities and Exchange Commission.
10.    NON-DISPARAGEMENT

10.1
Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period.

10.2
The Employers acknowledge and agree, and shall instruct their directors and officers, not to make or publish any disparaging, derogatory, or defamatory comments or statements, in any forum, whether oral or written, about Mr Belfatti, to anyone (including, but not limited to, any current or former employees, or any other third party) at any time during or following the Employment Period.

11.    RESTRICTIVE COVENANTS

11.1
Executive agrees that for a period of one (1) year from the Termination Date, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit or accept any business that is directly related to the business of the Employers (including, without limitation, the Greenlight Re Innovations business) from any person or entity who, at the time of, or at the time during the twelve (12) month period preceding, termination was an existing or prospective customer or client of the Employers; (ii) request or cause any of the Employers’ clients, investment targets or customers to cancel, terminate or change the terms of any business relationship with the Employers involving services or activities which were directly or indirectly the responsibility of Executive during his employment or (iii) pursue any Employers project known to Executive upon termination of his employment that the Employers is actively pursuing (or was actively pursuing within twelve months of termination) while the Employer is (or is contemplating) actively pursuing such project. Notwithstanding the foregoing, Executive may serve as a member of the board of directors or the board of managers of any competitive business; provided, that (i) Executive obtains prior written consent of the Employers, which shall not be not be unreasonably withheld, and (ii) such service does not impair, threaten, adversely impact or have any negative consequences on the Employers’ business interests as determined by the Employers.
12.    INTELLECTUAL PROPERTY

12.1
The Parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Employers that the Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the course of the Employment, whether or not during regular business hours and created, conceived or prepared on the Group’s premises or otherwise shall be the sole and complete property of the Group.

12.2
More particularly, and without limiting the foregoing, the Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Employers’ premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Employers, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed.

12.3
Executive further agrees promptly to disclose in writing and deliver to the Employers all Intellectual Property Products created during his engagement by the Employers, whether or not during normal business hours. The Executive agrees that all works of authorship created by the Executive during his engagement by the Employers shall be works made for hire of which the Employers are the authors and owners of copyright.

12.4
To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Executive during his engagement by the Employer is not a work made for hire, the Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable Employers entity. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Employers all rights in any Intellectual Property Product created by Executive during his engagement by the Employer, the Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Employer. The Executive agrees to execute, immediately upon the Employer’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Employer at the time such request is made, in order to permit the Employers and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Employers shall bear the cost of any such assignments, applications or consequences.

12.5
Executive agrees to immediately deliver to the custody of the person designated by the Employers all originals and copies of any documents and other property of the Employers in the Executive’s possession, under the Executive’s control or to which he may have access.

13.    ENTIRE AGREEMENT

13.1
This Deed forms the entire agreement and understanding between the Parties relating to the subject matter of this Deed and supersedes and extinguishes any previous agreement or understanding between the Parties in relation to all or any such matters. For the avoidance of doubt, to the extent any provision of this Deed, (including Schedule 1 hereto) is in conflict with the terms of the Contract of Employment, the terms of this Deed shall govern.

13.2
Each Party acknowledges that in entering into this Deed (and any documents referred to in it) it does not rely on, and shall have no remedy in respect of, any representation, warranty or undertaking in writing or otherwise made or given by any person whatsoever which is not expressly set out in this Deed.

13.3
Notwithstanding any provision of this Deed to the contrary, the provisions of Section 12 (Restrictive Covenants) and Section 17 (Indemnification) of the Contract of Employment shall remain in full force and effect.

14.    VARIATION

14.1	No provision of this Deed shall be deemed varied, waived, amended or modified by any Party, unless such variation, waiver, amendment or modification is made in writing and signed by each Party.

15.    SUCCESSORS AND ASSIGNS

15.1	This Deed shall inure to the benefit of and be binding upon the successors of each Party to this Deed.
16.    COUNTERPARTS

16.1
This Deed may be executed in any number of counterparts, each of which shall be an original, and any one of which shall be deemed to be validly executed if evidenced by a facsimile or electronic copy of the executing Party’s signature which shall operate with the same effect as if the signatures thereto were on the same instrument. For the avoidance of doubt, each Party shall be required to sign only one copy of this Deed.

17.    ASSIGNMENT

17.1	This Deed is personal to the Parties and shall not be capable of assignment save as provided by Clause 15 above.
18.    SEVERABILITY

18.1
If any of the provisions of this Deed is found by a court of competent jurisdiction to be void or unenforceable, it shall be deemed to be deleted from this Deed and the remaining provisions shall continue to apply, unless the severed portion is essential to the intended purpose of this Agreement, in which case the party who was to receive the benefit of the severed portion has the option to void the Agreement insofar as it relates to them.

18.2
To the extent that any provision of this Deed is found by a court of competent jurisdiction to be excessively broad, such provision will be deemed to be limited and reduced so as to be enforceable to the maximum extent permitted by applicable law.

19.    GOVERNING LAW AND JURISDICTION

19.1	This Deed shall be governed by and construed in accordance with the laws of the Cayman Islands.

19.2
The Parties hereby agree that the Grand Court of the Cayman Islands shall have exclusive jurisdiction to hear and determine any claim, suit, action or proceeding whatsoever and to settle any dispute which may arise out of any provision of this Deed or out of any action taken or omitted to be taken under this Deed or in connection with the administration of this Deed. The Parties to this Deed irrevocably submit to the exclusive jurisdiction of the Grand Court.

IN WITNESS WHEREOF the Parties hereto have executed this Deed on the date and year first above written.

)
SIGNED AS A DEED by MICHAEL BELFATTI	) )	/s/ Michael Belfatti
)
)

in the presence of:
/s/ Laura Accurso
Signature of Witness
Name:    Laura Accurso
Address:    80 Turtle Crawl Drive, W.B
Occupation:    Attorney

EXECUTED AS A DEED by GREENLIGHT CAPITAL RE, LTD.	) )	/s/ Simon Burton Duly Authorised Signatory
	) )	Name: Simon Burton
)
	) )	Title: Director
)
)
)
	) ))	/s/Laura Accurso Duly Authorised Signatory
	) )	Name: Laura Accurso
)
	) )	Title: General Counsel
)

in the presence of: /s/ Tim Courtis
Signature of Witness

Name: Tim Courtis

Address: 607 Yacht Drive, West Bay

Occupation: Accountant

EXECUTED AS A DEED by GREENLIGHT REINSURANCE, LTD.	) )	/s/ Simon Burton Duly Authorised Signatory
	) )	Name: Simon Burton___________________
)
	) )	Title: Director
)
)
)
	) ))	/s/Laura Accurso Duly Authorised Signatory
	) )	Name: Laura Accurso
)
	) )	Title: General Counsel
)

in the presence of: /s/ Tim Courtis
Signature of Witness

Name: Tim Courtis

Address: 607 Yacht Drive, West Bay

Occupation: Accountant

SCHEDULE 1
TERMINATION PAYMENTS
In connection with, and in consideration of, Mr. Belfatti’s execution of, and compliance with, this Deed of Settlement and Release, Mr. Belfatti shall be paid the following amounts on or about the following dates:

Date of Payment        Amount of Payment (U.S. $)
September 23, 2018            43,750
October 23, 2018            43,750
November 23, 2018            43,750
December 23, 2018            43,750
January 23, 2019            43,750
February 23, 2019            43,750
August 23, 2019         275,000
September 23, 2019            43,750
October 23, 2019            43,750
November 23, 2019            43,750
December 23, 2019            43,750
January 23, 2020            43,750
February 23, 2020            43,750